EXHIBIT 2.1

October 21, 2013

Jonathan M. Ruga
Sentry Financial Capital Corporation
201 South Main, Suite 1400
Salt Lake City, Utah 84111

Re:     Stock and Unit Purchase Agreement dated as of May 22, 2013 and executed by and among Orion Energy Systems, Inc., as buyer, and Harris Manufacturing, Inc., Harris LED, LLC and the shareholders and members thereof, as seller (“Purchase Agreement”). All capitalized terms used herein, not otherwise defined, shall have the meanings ascribed to them in the Purchase Agreement.

Dear Mr. Ruga:

This second letter amending the Purchase Agreement is to memorialize the understanding between the Buyer, Companies, and Shareholders with respect to Performance Shares in the Purchase Agreement. Buyer, Companies, and Shareholders hereby agree as follows:

1.
The 2013 Final Combined Revenue is deemed to be $16,000,001 and the 2013 Performance Shares are deemed earned in full and the parties agree that Buyer will, on January 1, 2014, issue and deliver to the Shareholders’ Agent for distribution to the Shareholders the number of shares of Common Stock resulting from dividing $570,815.45 (150,214.59 shares multiplied by the market closing price of $3.80 per share on October 17, 2013) by the New York Stock Exchange closing price for the Common Stock on December 31, 2013.

2.
The 2014 Final Combined Revenue is deemed to be $32,000,001 and the 2014 Performance Shares are deemed earned in full and the parties agree that Buyer will, on January 1, 2015, pay the Shareholders’ Agent for distribution to the Shareholders an amount of $800,000 cash in full satisfaction of its obligation to deliver Common Stock for the 2014 Performance Shares (the “2014 Payment”).

3.
Nothing set forth herein shall be deemed to limit the eligibility requirements set forth in Section 4 of Exhibit D. For purposes of determining the Former Employee Share Allocation, if any, for purposes of the 2014 Performance Shares calculation, in the event a Shareholder is not eligible to receive 2014 Performance Shares as provided in Section 4 of Exhibit D, the 2014 Payment shall be reduced by a percentage equal to the percentage ownership of the Companies held directly by such former employee(s) as of the Closing Date.

4.	The parties acknowledge and agree that the provisions of Section 2(g) and Exhibit D of the Purchase Agreement are fulfilled and satisfied with the agreement and obligations set forth herein.

5.	The terms and conditions of the Purchase Agreement as specifically modified herein remain in full force and effect and are reaffirmed by the parties.

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If you are in agreement with this understanding, please execute this second letter agreement where provided below and deliver the undersigned at your earliest convenience.

Sincerely,

ORION ENERGY SYSTEMS, INC.

By:	/s/ John Scribante
Name:	John Scribante
Title:	CEO

AGREED AND ACCEPTED:

SENTRY FINANCIAL CAPITAL CORP.,
acting on behalf of itself, in its capacity as Shareholders’
Agent, and as attorney in fact for the Shareholders pursuant to the power of attorney set forth in Section 13(a) of the
Purchase Agreement

By:	/s/ R. Kirk Heaton
Name:	R. Kirk Heaton
Title:	Executive Vice President

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